Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TXO Energy Partners, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Units representing limited partner interests	Rule 457(c) and Rule 457(h)	2,000,000 (1)(2)	$22.845(3)	$45,690,000	$110.20 per $1,000,000	$5,035.04

Total Offering Amounts					$45,690,000		$5,035.04

Total Fee Offsets (4)							—

Net Fee Due							$5,035.04

(1)

Represents the common units representing limited partner interests (“Common Units”) of TXO Energy Partners, L.P. issuable pursuant to the TXO Energy Partners, L.P. 2023 Long-Term Incentive Plan (the “Plan”) being registered hereby.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional Common Units as may become issuable pursuant to the adjustment provisions of the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price for the Common Units being registered hereby is based on a price of $22.845, the average high and low trading prices per Common Unit as reported by the NYSE on March 24, 2023, which is within five business days prior to filing this Registration Statement.

(4)	The Registrant does not have any fee offsets.